March 16, 2020

Dan McDermott
c/o Carlos Goodman
Goodman, Genow, Schenkman,
Smelkinson & Christopher, LLP
9665 Wilshire Blvd.
Third Floor
Beverly Hills, California 90212

Re: Employment

Dear Dan:

I am pleased to forward this letter (this “Agreement”) setting forth the details of your employment by AMC Network Entertainment LLC which, together with its parent, subsidiaries, and affiliates, is referred to herein as the “Company.” Upon execution, this Agreement will become effective as of your first day of employment with the Company (the “Effective Date”), which is anticipated to be April 1, 2020.

TERMS OF EMPLOYMENT
Position. You will provide services to the Company as President – Original Programming, AMC Entertainment Networks, a regular full-time, exempt position, and will be based in the Company’s offices in Los Angeles, California.
Duties & Responsibilities. You agree to devote substantially all of your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner in accordance with applicable law. Without limitation to the foregoing, the Company acknowledges that you are entitled to receive credit as an “Executive Producer,” passive fees and potential passive profit participation in connection with the following projects: 1) Jupiter’s Legacy; 2) Crusaders; and 3) The List, and agrees that your receipt of such credit, fees and/or profit participation shall not constitute a violation of this provision.

Employment Term. The term of this Agreement, subject to provisions herein relating to termination, shall begin on the Effective Date and continue through the four-year anniversary of the Effective Date (the “Term”).
Compliance with Company Policies and Law. You shall comply with the Company’s personnel and other policies including, but not limited to, the Company’s policies prohibiting discrimination, unlawful harassment, conflicts of interest and violation of applicable laws, in the course of performing services to the Company.
No-Conflict. You represent and warrant that there are no obligations, contractual, or otherwise, relating to a current or prior employer, or any other entity for which you rendered services or with which you are affiliated which would prevent or prohibit you from signing this Agreement, accepting employment with the Company, commencing such employment as of the Effective Date and/or performing fully your job responsibilities now or in the future.
COMPENSATION
Salary. Beginning on the Effective Date, your base salary will be, and throughout the Term will not be less than $1,000,000 annually, paid bi-weekly. You will be eligible to be considered for discretionary annual salary increases in accordance with Company practice in effect from time to time.
Bonus. You will be eligible to participate in the Company’s discretionary annual discretionary bonus program (“AIP”) with an annual target bonus opportunity equal to sixty percent (60%) of salary. Bonus payments are based on actual salary dollars paid during each fiscal year and depend on a number of factors, including Company, unit, and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, is made by the Company in its sole discretion. Bonuses are typically paid early in the subsequent calendar year. In order to receive a bonus, you must be employed by the Company at the time bonuses are paid. Such bonus shall be earned, only if and when actually paid to, and received by, you.
Equity and Long-Term Incentive Programs. You will also be eligible, subject to your continued employment by the Company and actual grant by the Compensation Committee of the Board of Directors of AMC Networks Inc. (the “Compensation Committee”), in its sole discretion, to participate in such equity and other long-term incentive programs that are made available in the future to similarly situated employees at the Company. It is expected that such awards will consist of annual grants of cash and/or equity awards with an annual target value of $600,000, as determined by the Compensation Committee. Any such awards would be subject to actual grant by the Compensation Committee, would be made pursuant to the applicable plan document and would be subject to terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you will receive after any award is actually made.

BENEFITS

Employee/Fringe Benefits. You will be eligible to participate in the Company’s standard benefits programs. Participation in the Company’s benefits programs is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. The Company currently offers medical, dental, vision and life insurance, short- and long-term disability insurance, a savings and retirement program, and ten paid holidays.
Vacation. You be eligible to accrue and use vacation in accordance with Company policy.
CONFIDENTIAL AND PROPRIETARY INFORMATION/RESTRICTIVE COVENANTS
Proprietary Information & Inventions. Concurrently with your execution of this Agreement, you will execute and return to the Company the enclosed Proprietary Information and Inventions Agreement (“PIIA”) and will comply with the PIIA’s terms and conditions at all times. This offer is contingent on your executing and returning the PIIA to the Company, including your completion of Exhibit A to the PIIA to the satisfaction of the Company.
Non-Solicitation. During the period commencing on the Effective Date of this Agreement and continuing until the first anniversary of the date when your employment is terminated for any reason, you agree not to hire, solicit, contact or persuade, directly or indirectly (whether for your own interest or any other person or entity’s interest) any employee, or any exclusive or substantially full-time consultant or vendor of the Company to cease or reduce working for and/or doing business with the Company. This restriction does not apply to: i) the hiring or recruiting of any employee, consultant or vendor after one year has elapsed after the date on which such person’s relationship with the Company was terminated; or ii) your executive assistant provided such executive assistant provides services exclusively to you. You acknowledge that this Non-Solicitation provision is reasonable and necessary for the Company’s legitimate protection of its business interests.
TERMINATION OF EMPLOYMENT/SEPARATION PAYMENT
Termination by the Company Without “Cause.” If, at any time prior to the expiration of the Term (the “Reference Date”), your employment is terminated by the Company for any reason other than for “Cause” (defined below), you shall be eligible for the Separation Payment described in this Section.
Termination by the Company With “Cause” or Because of Death. If the Company terminates your employment prior to the Reference Date because of your death or for “Cause” (defined below), you shall not be eligible for the Separation Payment described in this Section.
Definition of “Cause”: The definition of “Cause” for termination is as follows:
oYour commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof,

oYour commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony,
oYour material violation of Company policies, including without limitation, Company policies prohibiting unlawful harassment and/or discrimination, or
oImmediately upon written notice from the Company that it has determined that, due to a physical or mental health condition, you are not able to perform the essential functions of your position with reasonable accommodation. Such notice shall not be effective until you have exhausted all entitlements, if any, to leave under the Family and Medical Leave Act, other applicable statutes, and Company programs. Your execution of this Agreement does not waive your right to any relief or cause of action available at law if your employment with the Company is terminated in accordance with this paragraph.
Form & Amount of Separation Payment. Subject to the terms and conditions in this Agreement, the Company will provide you with a Separation Payment (the “Separation Payment”) in an amount equal to:
oThe sum of: 1) eighteen (18) months’ base salary, as in effect on the effective date of the termination of your employment (the “Termination Date”); and 2) your annual target bonus opportunity, as in effect on the Termination Date. An amount equal to sixty percent (60%) of the payment provided for in this paragraph (the “First Payment”) will be payable to you, less lawful withholdings and deductions, on the six-month anniversary of the Termination Date and the remainder, less lawful withholdings and deductions, will be payable to you over the six-month period following such anniversary in accordance with the Company’s then prevailing payroll policies; provided that the maximum portion of the First Payment that is exempt from Section 409A of the Code (as defined below) will be payable to you on or before the seventy-fifth (75th) day following the Termination Date; plus
oIf, as of the Termination Date, AIP bonuses had not yet generally been paid to similarly situated employees with respect to the prior fiscal year, a bonus based on the amount of your base salary actually paid to you during such prior fiscal year, provided, that such bonus, if any, will be payable to you if and when such bonuses are paid to similarly situated employees and will be based on your annual bonus target that was in effect with respect to such prior fiscal year as well as Company and your business unit performance, as determined by the Company, but without adjustment for your individual performance; and
oA prorated AIP bonus based on the amount of base salary actually earned by you during the fiscal year through the Termination Date, provided, that such bonus, if any, will be payable to you if and when such bonuses are paid to similarly situated employees and will be based on your then current annual target bonus opportunity as well as Company and your business unit performance, as determined by the Company, but without adjustment for your individual performance.

Release Agreement. You will not be entitled to any Separation Payment unless you execute and do not revoke a separation and release agreement acceptable to the Company that includes a full and complete release of all known and unknown claims. You will be required to sign and return the separation and release agreement within the time period stated in that agreement. The separation and release agreement will include, but will not be limited to, provisions acceptable to the Company relating to your full release of known and unknown claims against the Company; non-disparagement; non-solicitation; confidentiality of the separation and release agreement and of the Company’s confidential information; ownership rights in intellectual property; a choice-of-law and choice-of-venue provision; and other provisions and acknowledgements acceptable to the Company. No Separation Payment will be paid until such executed separation and release agreement has been received by the Company and any applicable revocation period has expired without revocation.
TAX ISSUES
The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation.
If and to the extent that any payment or benefit under this Agreement, or any plan or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986 (the “Internal Revenue Code”) (“Section 409A”) and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations (a “Separation from Service”) and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit, including without limitation the Separation Payment Amount, shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death) and in such event shall be payable to you in two lump sums: (a) sixty percent (60%) of such amount will be payable to you on the six month anniversary of your Separation from Service, and (b) the remaining forty percent (40%) of such amount will be payable to you on the twelve month anniversary of your Separation from Service. Any such payment or benefit shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments.
To the extent you would otherwise be entitled to any payment (including the Separation Payment) or benefit that would be subject to additional tax under Section 409A, such payment or benefit will be delayed and will begin being provided as soon as permissible in a manner and at a time that does not trigger the imposition of additional tax under Section 409A.
To the extent any expense reimbursement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.
If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds (as reasonably determined by the Company). In the event that any payment or benefits payable to you hereunder would be reduced because of the imposition of such excise tax, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e., later payments will be reduced first) until the reduction specified is achieved.
OTHER TERMS

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
To the extent permitted by law, you hereby waive any and all rights to a jury trial with respect to any matter relating to this Agreement.
This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.
You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
Following the termination of your employment, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the termination or in any litigation or administrative proceedings or appeals (including any preparation therefor) where the Company believes that your personal knowledge, attendance, and participation could be necessary. Such cooperation shall include, but is not limited to, your providing truthful testimony by affidavit, deposition, testimony or otherwise in connection with a trial, arbitration or similar proceeding, upon the Company’s request.
The terms and conditions of this Agreement may be amended or modified only by a written instrument executed by both the Company and you or the parties’ respective successors or legal representatives.

If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and such invalid, illegal or unenforceable provision, to the extent possible and consistent with the intent of the parties, will be reformed, construed and enforced in such a manner to render it valid, legal, and enforceable under applicable law.
It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company.
This Agreement and the PIIA constitute the full, complete and final agreement between you and the Company with respect to any subject arising from or relating to the employment relationship, and cancel, replace and supersede any and all other promises, agreements, representations and negotiations between you and the Company (oral, written or implied-in-fact) with respect to such subjects.
To accept this offer, please sign this Agreement indicating your agreement and acceptance of the terms and conditions of employment and return the original to my attention. A duplicate copy of this Agreement is included for your records.

Sincerely,

AMC NETWORK ENTERTAINMENT LLC

By: /s/ Sarah Barnett

Name: Sarah Barnett
Title:     President - AMC Networks Entertainment Group & AMC Studios

Accepted and Agreed:
/s/ Dan McDermott
Dan McDermott
Date: March 16, 2020